Exhibit 99(a)

NEWS RELEASE

Cliffs Natural Resources Inc. Reports Second-Quarter 2009 Earnings

•	Company Reports $390 Million in Revenue and Net Income of $0.36 Per Diluted Share

•	North American Iron Ore Achieves Sales Margin of $34 Million in Challenging Economic Environment

•	Asia Pacific Iron Ore Poised to Ship Record Volume in 2009

CLEVELAND—July 29, 2009—Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) today reported second-quarter results for the period ended June 30, 2009. Consistent with weaker year-over-year global demand for steelmaking raw materials, consolidated revenues in the quarter were $390.3 million, down 61% from $1.01 billion in the same quarter last year. The decrease in revenues was driven by lower volume across business segments, combined with lower pricing in iron ore.

Joseph A. Carrabba, Cliffs’ chairman, president and chief executive officer, said, “Cliffs continues to manage its businesses through the economic downturn and position the Company for a resurgence in steel demand in the U.S. and Europe. We have begun to see signs of stabilization in the North American steelmaking industry and continue to balance production with current demand, with the second quarter likely marking a low-point in production for 2009. In the meantime, we continue to look for opportunistic ways to advance our strategy to diversify the enterprise in terms of geography, minerals and end-markets. On a positive note, our Asia Pacific iron ore business is poised to ship more than 8 million tonnes in 2009, for what is expected to be a record year.”

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Operating loss for the second quarter was $17.3 million, versus operating income of $409.4 million in the same quarter last year. Operating income was lower year over year due to reduced sales volumes and price realizations. The second-quarter operating loss included $17.3 million in retroactive pricing adjustments to first-quarter sales due to the timing of estimated international pricing settlements for iron ore. Margins were also lower as a result of idle costs and reduced production volume in North America. The Company indicated that lower year-over-year employment costs, including variable compensation, as well as disciplined spending, helped it achieve a 55% decrease in selling, general and administrative expenses to $23.4 million from $52.1 million in the second quarter last year.

Net income attributable to Cliffs’ shareholders in second-quarter 2009 was $45.5 million, or $0.36 per diluted share, compared with $270.2 million, or $2.57 per diluted share, in the second quarter last year. Income reported in second-quarter 2009 was primarily driven by $79.3 million pre-tax, or $0.44 per diluted share after-tax, of positive mark-to-market adjustments related to currency hedging, along with an income tax benefit of $17.6 million. Cliffs said a greater amount of income was derived from tax jurisdictions with a lower rate than the U.S. statutory rate. This, combined with a greater proportional benefit, relative to earnings, for percentage depletion of U.S. mineral reserves, resulted in the income tax benefit.

Impact of Adjustments Resulting from Estimated Iron Ore Benchmark Settlements

Cliffs noted that second-quarter results in 2008 and 2009 include retroactive adjustments to sales that occurred in the first quarter of both years due to timing of international pricing settlements for iron ore. In 2009, Cliffs estimated the benchmark settlement during the first quarter. The table below adjusts for differences in the estimated benchmark settlement used in the first quarter to the revised estimate of the 2009 benchmark settlement based on new information in the marketplace. As various settlements resulted in price decreases in 2009, these adjustments negatively impacted 2009 second-quarter reported results. Conversely, various settlements resulted in price increases in 2008, which had a positive impact on 2008 second-quarter results. The retroactive impact on revenue, operating income, net income and earnings per share for both periods is set forth in the following table:

	Three Months Ended June 30,
(in millions, except per share data)	2009	2008
Revenue	$(18.4)	$70.0
Operating income	(17.3)	66.0
Net income	(12.1)	38.0
Earnings per share - Diluted	$(0.10)	$0.36

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

First-Half Results

Cliffs believes that, because of the impact of the retroactive adjustments referenced above, six-month comparisons for its business are more indicative of actual operating results than reported second-quarter figures.

For the first half of 2009, revenues decreased 43% to $855.1 million from $1.50 billion reported in the same period last year.

Operating loss for the first half of 2009 was $5.9 million, compared with operating income of $452.2 million in the first half of 2008.

Net income year-to-date was $38.1 million, compared with $287.2 million in last year’s first half. Diluted earnings per share in the first six months were $0.32, versus $2.73 in the first half of 2008.

North American Iron Ore

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008(1)	2009	2008
North American Iron Ore Sales (Long Tons)—In Thousands	2,319	5,479	4,332	8,223

Sales Margin—In Millions
Revenues from product sales and services	$262.8	$638.4	$451.1	$922.2
Cost of goods sold and operating expenses	229.2	370.8	432.5	585.0

Sales margin	$33.6	$267.6	$18.6	$337.2

Sales Margin—Per Ton
Revenues from product sales and services*	$98.88	$102.04	$88.48	$94.07
Cash cost**	77.88	51.16	76.80	50.52
Depreciation, depletion and amortization	6.51	2.04	7.39	2.54

Cost of goods sold and operating expenses*	84.39	53.20	84.19	53.06

Sales margin	$14.49	$48.84	$4.29	$41.01

(1)

2008 amounts and all per ton numbers have been adjusted for the $5.0 million of revenue, related to first quarter sales, associated with the iron ore pellet settlement prices that occurred in the second quarter of 2008.

*	Excludes revenues and expenses related to freight, which is offsetting and has no impact on operating results

**	Cash cost per ton is defined as Cost of goods sold and operating expenses per ton less Depreciation, depletion and amortization per ton.

Second-quarter 2009 North American Iron Ore pellet sales volume was 2.3 million tons, a 58% decrease from the 5.5 million tons sold in the second quarter of 2008. The decrease year over year in sales volume is attributed to lower demand for iron ore pellets, as capacity utilization in the North American steel industry ranged from 40% to 45% throughout the second quarter.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

North American Iron Ore revenue per ton was $98.88 during the second quarter, down 3% from $102.04 (see footnote “1” under the North American Iron Ore table above) in the comparable quarter in 2008. Year-over-year revenues per ton in the quarter were impacted by factors that determine pricing under Cliffs’ customer supply agreements, including lower year-over-year hot band steel prices and an estimated change of down 48% for all blast furnace pellet price settlements. The impact of these decreases was partially offset by lag-year adjustments contained in supply agreements that benefit Cliffs’ pricing.

As a result of lower fixed-cost leverage due to lower sales volume, cost per ton in North American Iron Ore was $84.39, up 59% from the year-ago quarter.

North American Iron Ore Production

	(In Millions) (1)
	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Total North American Iron Ore Mine Production	3.1	9.7	8.9	18.0

Cliffs Natural Resources Equity Share of Total Production	2.3	6.3	6.2	11.5

(1)	Long tons of pellets of 2,240 pounds

North American Coal

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
North American Coal Sales (Short Tons)—In Thousands	289	576	783	1,574

Sales Margin—In Millions
Revenues from product sales and services	$30.8	$61.5	$87.3	$155.4
Cost of goods sold and operating expenses	49.9	84.5	135.2	180.9

Sales margin	$(19.1)	$(23.0)	$(47.9)	$(25.5)

Sales Margin—Per Ton
Revenues from product sales and services*	$93.77	$91.67	$94.76	$84.94
Cash cost**	129.41	106.94	132.31	83.61
Depreciation, depletion and amortization	30.45	24.65	23.63	17.53

Cost of goods sold and operating expenses*	159.86	131.59	155.94	101.14

Sales margin	$(66.09)	$(39.92)	$(61.18)	$(16.20)

*	Excludes revenues and expenses related to freight, which is offsetting and has no impact on operating results

**	Cash cost per ton is defined as Cost of goods sold and operating expenses per ton less Depreciation, depletion and amortization per ton.

For the second quarter of 2009, metallurgical coal sales volume was approximately 289,000 short tons, with average revenues per ton of $93.77. This compares with approximately 576,000 short tons in 2008, with average revenues per ton of $91.67. The lower sales volume year over year is the result of current market conditions impacting the demand for steel in both the United States and Europe.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Cliffs’ North American Coal business reported a sales margin loss of $19.1 million on cost of goods sold of $159.86 per ton. The cost-per-ton increase from $131.59 realized in the second quarter of 2008 is primarily the result of lower operating leverage over fixed costs at the mines, as production has been scaled back due to the lack of demand. The sales margin loss is an improvement of $3.9 million from the $23.0 million sales margin loss in the comparable year-ago quarter, and a $9.7 million improvement from the $28.8 million sales margin loss reported in the first quarter of 2009.

North American Coal Production

	(In thousands) (1)
	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Total North American Coal Mine Production	281	733	718	1,742

(1)	Short tons of coal of 2,000 pounds

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Asia Pacific Iron Ore

	Three Months Ended June 30,		Six Months Ended June 30,
	2009(1)	2008(2)	2009	2008
Asia Pacific Iron Ore Sales (Tonnes)—In Thousands	1,555	1,810	3,755	3,904

Sales Margin—In Millions
Revenues from product sales and services	$91.8	$203.2	$240.1	$385.7
Cost of goods sold and operating expenses	91.7	103.3	199.8	203.4

Sales margin	$0.1	$99.9	$40.3	$182.3

Sales Margin—Per Tonne
Revenues from product sales and services	$59.04	$112.27	$63.94	$98.80
Cash cost*	38.01	49.83	37.44	45.18
Depreciation, depletion and amortization	20.96	7.24	15.77	6.92

Cost of goods sold and operating expenses	58.97	57.07	53.21	52.10

Sales margin	$0.07	$55.20	$10.73	$46.70

(1)

2009 actual revenue, cost of goods sold, and all per tonne figures have been adjusted for the approximately $18.4 million of revenue and $1.1 million of cost, related to first quarter sales, associated with the iron ore lump and fines estimated settlement prices that occurred in the second quarter of 2009.

(2)

2008 actual revenue, cost of goods sold and all per tonne figures have been adjusted for the approximately $65 million of revenue and $4.0 million of cost, related to first quarter sales, associated with the iron ore lump and fines settlement prices that occurred in the second quarter of 2008.

*	Cash cost per tonne is defined as Cost of goods sold and operating expenses per tonne less Depreciation, depletion and amortization per tonne.

Second-quarter 2009 Asia Pacific Iron Ore sales volume decreased 14% to 1.6 million tonnes, compared with 1.8 million tonnes in the 2008 second quarter. The decrease was the result of shipment timing of iron ore vessels between quarters. Cliffs continues to successfully place additional tonnes into the Chinese market with shipments that have historically gone to steelmakers in Japan. Cliffs indicated it is currently selling to customers in China under provisional pricing arrangements that are consistent with the 2009 iron ore settlements for lump and fines reached between producers and other Asia-based consumers outside of China.

Revenues per tonne for the second quarter decreased 47% to $59.04, compared with $112.27 per tonne in last year’s second quarter (see footnotes “1” and “2” under the Asia Pacific Iron Ore table above). As indicated above, the decrease was due to lower iron ore pricing settlements for lump and fines, combined with changes in sales mix between the two types of product.

Per-tonne cost of goods sold in Asia Pacific Iron Ore increased 3% in the second quarter of 2009 to $58.97 from $57.07 (see footnotes “1” and “2” under the Asia Pacific Iron Ore table above) in the second quarter of 2008. Costs were impacted by $20.96 per tonne in depreciation and amortization impacted by the acquisition of the remaining interest of the Asia Pacific Iron Ore business that Cliffs did not own in the comparable period last year. On a cash basis, costs decreased to $38.01 per tonne for the quarter. This was down 24% from $49.83 per tonne (see footnotes “1” and “2” under the Asia Pacific Iron Ore table above) in the previous year. Cash cost per tonne was positively impacted by favorable exchange rate variances, lower mining and lower royalty costs.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Second-quarter 2009 production in Asia Pacific Iron Ore of 2.1 million tonnes was consistent with production volume in the second quarter of 2008. Production is expected to resume at the Cockatoo Island Joint Venture in 2010 upon completion of a seawall project at the mine.

Asia Pacific Iron Ore Production

	(In millions) (1)
	Three Months Ended June 30,		Six Months Ended June 30,
Mine	2009	2008	2009	2008
Koolyanobbing Complex	2.1	1.9	3.8	3.7
Cockatoo Island Joint Venture*	—	0.2	—	0.3

Total Asia Pacific Iron Ore Production	2.1	2.1	3.8	4.0

(1)	Tonnes of Lump or Fines of 2,205 pounds

*	Reflects Cliffs Natural Resources Pty Ltd 50% share

Sonoma Coal

In the second quarter of 2009, Cliffs’ share of sales volume for its 45% economic interest in Sonoma Coal was 293,000 tonnes, a lower-than-previously-expected level resulting from lower coal yield from the section of Sonoma currently being mined. In addition to this lower level of production, coal yield mix favored thermal coal at a higher-than-expected rate in the quarter. Revenues generated in the second quarter from the project were $23.3 million, with a negative sales margin of $7.1 million. Cost per ton was $103.75 in the second quarter.

Amapá Iron Ore Project Update

During the second quarter, the Amapá Iron Ore Project achieved a 118% increase in production year over year to approximately 500,000 tons. In the second quarter of 2009, equity loss related to the project was $24.8 million, which included an inventory write-down and asset impairment of $3.4 million and $7.0 million, respectively, as well as $8.4 million in unfavorable exchange rate variances. Despite the unanticipated items, Cliffs is maintaining its previously provided full-year estimate of $50 million to $60 million in equity losses related to the project.

Liquidity and Cash Flows

At quarter-end, Cliffs had $274.6 million of cash and cash equivalents and no borrowings on its $600 million revolving credit facility. At Dec. 31, 2008, Cliffs had $179.0 million of cash and cash equivalents and no borrowings on its $600 million revolving credit facility. Major uses of cash year to date were $160.3 million in operating activities, including $79.8 million for product inventories. Year to date, Cliffs used $60.5 million to invest in property, plant and equipment and $37.9 million to invest in the Amapá project.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Significant financing activities year to date included raising $347.5 million in an equity issuance during the second quarter.

During the second quarter, Cliffs announced a number of proactive initiatives designed to enhance the Company’s financial flexibility through the current challenging economic environment. These included the sale of 17.25 million common shares to raise the $347.5 million referenced above; a 55% reduction of the quarterly dividend to $0.04 per share; and, board member and management compensation reductions.

Outlook

Some of the various benchmark settlements for iron ore pellets, lump and fines have occurred between major producers and major consumers. These settlements have provided a greater degree of clarity for Cliffs’ iron ore businesses, but some settlements remain to occur including those between Australia/Brazil-based producers and China-based consumers. The following table provides a summary of Cliffs’ guidance for its various businesses based on estimated settlements, with additional information on each also described below:

	Outlook Summary
	North American Iron Ore		North American Coal		Asia Pacific Iron Ore		Sonoma Coal*
	Current Outlook	Previous Outlook	Current Outlook	Previous Outlook	Current Outlook	Previous Outlook	Current Outlook	Previous Outlook
Sales volume (million tons /tonnes)	13 - 14	—	1.5	2.0	8.5	8.0	1.4	1.5
Revenue per ton/tonne	$75 - $80	$75	$95 - $100	$100	$60 - $65	—	$100 - $105	—
Cost per ton/tonne	$70 - $80	$70 - $80	$150 - $160	$125 - $135	$45 - $55	$45 - $55	$75 - $85	$75 - $85

*	Cliffs Natural Resources’ share

North American Iron Ore Outlook

In early July, Cliffs indicated that it expects to defer approximately 1 million tons of purchase obligations for iron ore pellets to the first quarter of 2010. As a result, the Company now has contractual obligations for 17 million tons of iron ore pellets in 2009 and expects to collect cash from customers for this amount in the current year.

As of today, the Company expects to collect cash for approximately 4 to 5 million tons of “bill and hold” sales in 2009 that are unlikely to meet revenue recognition requirements. Should this occur, Cliffs would expect to recognize approximately 13 million to 14 million tons of sales volume, which includes 1.2 million tons deferred at the end of 2008 that are being recognized as these tons ship in 2009.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Recently, certain steelmakers in Europe agreed to a price settlement decrease of approximately 48% for iron ore pellets. As a result, the Company expects average revenue per ton in the North American Iron Ore business segment to be approximately $75 to $80 in 2009.

Currently, the North American Iron Ore business segment is expected to produce 15 million tons in 2009 at a cost of $70 to $80 per ton.

North American Coal Outlook

Cliffs expects 2009 sales volume for its North American Coal business segment to be approximately 1.5 million short tons of coal at average revenues of approximately $95 to $100 per ton.

A reduction in expected production to 1.3 million tons from a previous expectation of 2.0 million tons is decreasing leverage over fixed costs, including nearly $35 million in depreciation, depletion and amortization. This is expected to result in average cost of sales per ton in 2009 of $150 to $160 per ton.

Asia Pacific Iron Ore Outlook

Asia Pacific Iron Ore 2009 sales volume is expected to be 8.5 million tonnes, an increase from previous expectations of 8.0 million tonnes. Anticipated production will be slightly down from previous expectations to 8.0 million tonnes. Assuming China-based steel producers accept current benchmark settlements reached between Australian producers and other Asia-based consumers, Cliffs expects Asia Pacific Iron Ore to achieve 2009 revenue per tonne of approximately $60 to $65, with costs per tonne of approximately $45 to $55.

Sonoma Coal Outlook

Cliffs has a 45% economic interest in Sonoma Coal and expects total production of approximately 2.9 million tonnes for 2009. Sonoma is expected to have sales volume of 3.2 million tonnes. The sales mix between thermal and metallurgical grade coal is expected to be approximately 70%/30%, respectively. This compares with a previous expectation of 60%/40%. As a result, in 2009, revenue per tonne is expected to be $100 to $105, with per-tonne costs at Sonoma of $75 to $85.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Other Expectations

Cliffs’ current 2009 SG&A expense estimate is $120 million, down from the previous estimate of $140 million. Cliffs anticipates reporting an income tax benefit for the year due to the factors referenced above in the second-quarter consolidated results discussion. The Company anticipates generating $200 to $250 million in cash from operations, with a 2009 capital expenditures estimate of $130 million. Depreciation and amortization for the year is expected to be $210 million.

Cliffs will host a conference call to discuss its second-quarter 2009 results tomorrow, July 30, 2009, at 10 a.m. ET. The call will be broadcast live on Cliffs’ website: www.cliffsnaturalresources.com. A replay of the call will be available on the website for 30 days.

To be added to Cliffs Natural Resources e-mail distribution list, please click on the link below:

http://www.cpg-llc.com/clearsite/clf/emailoptin.html

About Cliffs Natural Resources Inc.

Cliffs Natural Resources (NYSE: CLF) (Paris: CLF) is an international mining and natural resources company. We are the largest producer of iron ore pellets in North America, a major supplier of direct-shipping lump and fines iron ore out of Australia and a significant producer of metallurgical coal. With core values of environmental and capital stewardship, our colleagues across the globe endeavor to provide all stakeholders operating and financial transparency as embodied in the Global Reporting Initiative (GRI) framework. Our Company is organized through three geographic business units:

The North American business unit is comprised of six iron ore mines owned or managed in Michigan, Minnesota and Eastern Canada, and two coking coal mining complexes located in West Virginia and Alabama. The Asia Pacific business unit is comprised of two iron ore mining complexes in Western Australia and a 45% economic interest in a coking and thermal coal mine in Queensland, Australia. The South American business unit includes a 30% interest in the Amapá Project, an iron ore project in the state of Amapá in Brazil.

Over recent years, Cliffs has been executing a strategy designed to achieve scale in the mining industry and focused on serving the world’s largest and fastest growing steel markets.

News releases and other information on the Company are available on the Internet at:

http://www.cliffsnaturalresources.com or

www.cliffsnaturalresources.com/Investors/Pages/default.aspx?b=1041&1=1

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although we believe that our forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including: the impact of the global economic crisis on the North American and global integrated steel industry; the length and extent of any potential and current production curtailments at both our customer’s facility and at our iron ore and coal mining operations; changes in the sales volumes or mix; the impact of decreases in international prices for iron ore and/or metallurgical coal resulting from

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

the global economic crisis; the impact of price-adjustment factors on our sales contracts; changes in demand for iron ore pellets by North American integrated steel producers, or changes in Asian iron ore demand due to changes in steel utilization rates, operational factors, electric furnace production or imports into the United States and Canada of semi-finished steel or pig iron; the impact of consolidation and rationalization in the steel industry; availability of capital equipment and component parts; availability of float capacity; the impact of the global economic crisis on the availability and cost of capital, our ability to maintain adequate liquidity and on our ability to access the capital markets; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability to achieve expected production levels; reductions in current resource estimates; the investment performance of our pension and other postretirement benefit plans, which could increase our plan costs; impacts of increasing governmental regulation including failure to receive or maintain required environmental permits; problems with productivity, third party contractors, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, transportation, mine closure obligations and employee benefit costs; the ability to identify, acquire and integrate strategic acquisition candidates; risks associated with operations in multiple countries; limited trading of our shares on NYSE Euronext Paris and the effect of these various risks on our future cash flows, debt levels, liquidity and financial position.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cliffs Natural Resources’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

SOURCE: Cliffs Natural Resources Inc.

INVESTOR AND FINANCIAL MEDIA CONTACTS:

United States

Steve Baisden

Director, Investor Relations and Corporate Communications

(216) 694-5280

steve.baisden@cliffsnr.com

Christine Dresch

Manager – Corporate Communications

(216) 694-4052

christine.dresch@cliffsnr.com

MICHIGAN MEDIA CONTACT:

Dale Hemmila

District Manager, Public Affairs-Michigan

906-475-3870

MINNESOTA MEDIA CONTACT:

Maureen Talarico

District Manager, Public Affairs-Minnesota

218-279-6120

WEST VIRGINIA/ALABAMA MEDIA CONTACT:

James Kosowski

District Manager, Public Affairs-West Virginia and Alabama

304-256-5224

– FINANCIAL TABLES FOLLOW –

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES

STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$353.1	$921.6	$774.2	$1,333.6
Freight and venture partners’ cost reimbursements	37.2	87.0	80.9	169.5

	390.3	1,008.6	855.1	1,503.1
COST OF GOODS SOLD AND OPERATING EXPENSES	(402.0)	(582.3)	(824.4)	(994.3)

SALES MARGIN	(11.7)	426.3	30.7	508.8
OTHER OPERATING INCOME (EXPENSE)
Royalties and management fee revenue	1.3	7.1	3.7	10.9
Selling, general and administrative expenses	(23.4)	(52.1)	(55.2)	(96.6)
Casualty recoveries	—	10.0	—	10.0
Gain (loss) on sale of assets	(0.5)	19.5	0.5	21.0
Miscellaneous - net	17.0	(1.4)	14.4	(1.9)

	(5.6)	(16.9)	(36.6)	(56.6)

OPERATING (LOSS) INCOME	(17.3)	409.4	(5.9)	452.2
OTHER INCOME (EXPENSE)
Changes in fair value of foreign currency contracts, net	79.3	—	76.0	—
Interest income	2.4	6.3	5.8	11.9
Interest expense	(10.0)	(9.8)	(19.3)	(17.0)
Other non-operating income (expense)	(1.3)	0.3	(0.8)	0.3

	70.4	(3.2)	61.7	(4.8)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY LOSS FROM VENTURES	53.1	406.2	55.8	447.4
INCOME TAX BENEFIT (EXPENSE)	17.6	(107.4)	16.5	(121.6)
EQUITY LOSS FROM VENTURES	(25.5)	(6.2)	(34.7)	(13.1)

NET INCOME	45.2	292.6	37.6	312.7
LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	(0.3)	22.4	(0.5)	25.5

NET INCOME ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	45.5	270.2	38.1	287.2
PREFERRED STOCK DIVIDENDS	—	(0.4)	—	(1.3)

INCOME APPLICABLE TO COMMON SHARES	$45.5	$269.8	$38.1	$285.9

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC	$0.36	$2.75	$0.32	$3.04

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED	$0.36	$2.57	$0.32	$2.73

AVERAGE NUMBER OF SHARES
Basic	125.1	98.1	119.1	94.0
Diluted	125.8	105.2	119.8	105.1

CASH DIVIDENDS PER SHARE	$0.04	$0.0875	$0.1275	$0.175

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES

STATEMENTS OF CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	June 30, 2009	December 31, 2008
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$274.6	$179.0
Accounts receivable	41.9	68.5
Inventories	349.4	265.4
Supplies and other inventories	94.2	101.2
Derivative assets	27.5	76.9
Other current assets	161.6	170.7

TOTAL CURRENT ASSETS	949.2	861.7
PROPERTY, PLANT AND EQUIPMENT, NET	2,485.4	2,456.1
OTHER ASSETS
Investments in ventures	308.4	305.3
Intangible assets, net	115.1	109.6
Deferred income taxes	208.2	251.2
Other non-current assets	230.1	127.2

TOTAL OTHER ASSETS	861.8	793.3

TOTAL ASSETS	$4,296.4	$4,111.1

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$131.4	$201.0
Accrued expenses	125.3	145.0
Taxes payable	64.8	144.8
Derivative liabilities	71.1	194.3
Deferred revenue	71.9	86.8
Other current liabilities	75.9	73.0

TOTAL CURRENT LIABILITIES	540.4	844.9
POSTEMPLOYMENT BENEFIT LIABILITIES	436.6	448.0
LONG-TERM DEBT	525.0	525.0
BELOW-MARKET SALES CONTRACTS	173.5	183.6
OTHER LIABILITIES	355.4	355.6

TOTAL LIABILITIES	2,030.9	2,357.1
3.25% REDEEMABLE CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK - ISSUED 172,500 SHARES 205 SHARES OUTSTANDING IN 2008	—	0.2

EQUITY
CLIFFS SHAREHOLDERS’ EQUITY	2,265.1	1,750.5
NONCONTROLLING INTEREST	0.4	3.3

TOTAL EQUITY	2,265.5	1,753.8

TOTAL LIABILITIES AND EQUITY	$4,296.4	$4,111.1

# # #

CLIFFS NATURAL RESOURCES INC. 1100 SUPERIOR AVENUE SUITE 1500 CLEVELAND, OH 44114-2544